Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between Mastech, Inc., a Pennsylvania corporation (hereinafter the “Company”), Mastech Holdings, Inc. a Pennsylvania Corporation (hereinafter the “Parent”) and the undersigned employee, Thomas B. Moran (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectible business interests of Company and it’s Affiliates (as hereinafter defined) in their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Parent, Company, and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Affiliate” shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, together with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

(b) “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving the Company or any of its Subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination or (ii) the complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of the Company immediately prior to such sale or disposition.

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(c) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

(d) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment.

(e) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

2. DUTIES. Executive, who is employed in the position set forth on Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company or Parent from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company or Parent, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s compensation as of the date of this Agreement is as set forth on Schedule A hereto. Company and Parent shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate (including, without limitation, repayment of any amount loaned to Executive by Company or any Affiliate).

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4. BENEFITS. Executive is eligible for the standard Company benefits, which may be modified by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies. Executive shall also be entitled to reimbursement of business-related expenses in accordance with Company’s standard policies concerning reimbursement of such expenses.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company and Affiliate rules, regulations, policies, practices and procedures, of which he shall be given notice by Company or Affiliate, which Company or Affiliate may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interests and good will of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

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In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment under this Agreement, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Parent and Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company and its Affiliates, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

8. TERMINATION AND CHANGE OF CONTROL. This Agreement may be terminated by either party with or without cause under the following conditions:

(a) With Cause Termination. Executive may be terminated by Parent or Company with “cause.” “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings Company or any Affiliate into public disgrace or disrepute and that is demonstrably and materially injurious to the business interest of the Company or any Affiliate, (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive’s supervisors or Company’s or Parent’s Board of Directors; (iv) gross negligence or deliberate misconduct; or (v) any material breach of paragraph 6 or 7 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with “cause,” Company and Parent may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the date of termination. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with cause.

(b) Without Cause. In the event that Executive’s employment is terminated by Company or Parent without Cause, Executive will be entitled to the following.

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(1) A number of months set forth below (the “Severance Period”) of Executive’s last monthly base salary as set forth in Attachment A, less appropriate deductions, payable following Executive’s termination of employment in accordance with the Company’s regular payroll practices (“Severance Pay”):

a. Six (6) months, if termination occurs prior to the one-year anniversary of Executive’s hire date with the Company.

b. Twelve (12) months, if termination occurs on or after the one-year anniversary of Executive’s hire date with the Company.

Severance Pay will be treated as amounts paid under the Company’s generally applicable severance pay policy (“Severance Policy”) as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy. Notwithstanding any other provision in this Agreement to the contrary, in the event that the Severance Pay, when combined with other severance payments pursuant to the Agreement, exceed the maximum amount of severance pay permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess Severance Pay shall be paid instead in a single lump sum on the first business day after the end of the six (6)-month period.

(2) Continued coverage under Company’s employee benefit plans (other than 401(k) or pension benefit coverage) and group health plans (medical, dental and vision after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer) with such modifications as are necessary to comply with federal COBRA requirements.

(3) For the Severance Period, continued vesting in unvested stock options outstanding as of such termination date and granted under the Company’s Stock Incentive Plan (the “Stock Plan”), or any successor thereto (the “Options”).

(4) The exercise period for a vested Option, including those which vest pursuant to (5) above, will be extended for a period equal to the Severance Period, but not later than the earlier of (i) the original expiration date of such Option or (ii) ten (10) years from the date of grant.

Executive further acknowledges that the Company’s and Parent’s obligations under this Section 8(b), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company and Affiliates in the form attached hereto as Schedule D (or such other form acceptable to Company or Parent).

(c) Change of Control. In the event of a Change of Control, , all of the outstanding, unvested stock options of the Executive, as of the date in which the Change of Control occurs, will immediately and fully vest.

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9. TERM. Executive’s employment shall continue from year to year or until such employment is terminated in accordance with the provisions of Paragraph 8. Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company or Parent for any specified or intended term, and that his employment may be terminated by Company or Parent at any time.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Executive’s employment and the wages and benefits provided under this Agreement, Executive, Company and Parent each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Executive’s employment and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company or any Affiliate may, at any time within 60 days of the service of Executive’s complaint upon Company or Affiliate, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company or an Affiliate exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment under this Agreement; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

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THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

12. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

13. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

14. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

15. ENTIRE AGREEMENT. This Agreement supercedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof.

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

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17. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Parent and Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or Company, as the case may be, would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Section, “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and “Company” shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement otherwise than by will or the laws of decent and distribution.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to Company and Parent at:

Company’s and Parent’s last known address

Attention: President or Chairman of the Board

(b)	to the Executive at:

Executive’s last known address

Attention: Executive

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or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

24. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment for any reason.

25. EFFECTIVE DATE. This Agreement shall be effective on the date that the Executive joins the Company on a full-time basis, which is to be July 20, 2009. In the event Executive fails to join the Company on the aforementioned date, this Agreement shall not take effect and all offers made under this Agreement shall be rescinded, and the Executive will be deemed to have resigned all positions with the Company as of the aforementioned date.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

MASTECH, INC.:	EXECUTIVE:

By:	/s/ Thomas B. Moran
Thomas B. Moran

Date:	Date:

Witness:	Witness:

Date:	Date:

MASTECH HOLDINGS, INC.

By:

Date:

Witness:

Date:

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Schedule A

1. Position: Chief Executive Officer and President of Parent. Executive shall report in such capacity to Parent’s Board of Directors. Executive shall also be an executive officer of the Company and report to the Company’s Board of Directors.

2. Base Salary: $300,000 plus an acquisition adder (as defined below) for the first year of the employment term. Thereafter, Executive's base salary shall be determined in good faith by the Parent’s Board of Directors. The acquisition adder will equal $25,000 of additional Base Salary for each acquisition completed by the Company. The acquisition adder, in aggregate, will be capped at $100,000.

3. Bonus: Executive shall be entitled to an annual bonus of up to $150,000 based upon achieving annual goals and objectives set by the Compensation Committee of the Parent’s Board of Directors. Bonus shall be pro rated in the event Executive is terminated without cause. Bonuses are subject to the terms of the Company’s and/or Parent’s bonus plans and bonuses are paid not later than March 15 of the year following the year in which the bonus is earned. Goals and objectives related to year 2009 are set forth in Schedule 1.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company and Parent.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive shall receive 200,000 non-qualified stock options pursuant to the Parent’s Stock Incentive Plan and the Executive’s Stock Option Agreement. Such stock options will vest 25% (50,000 options) per year on each anniversary of the grant date, as more fully described in the Executive’s Stock Option Agreement. Stock option shares will be granted on the date that the Executive joins the Company on a full-time basis.

BY:		BY:
	Company / Date		Executive / Date

SCHEDULE A

Schedule 1

2009 Bonus Amount:

The 2009 target Bonus Amount will equal a pro rata portion of $150,000, based on the portion of the 2009 calendar year that the Executive is employed by the Company. Example: Assuming a July 20, 2009 hire date, the 2009 target Bonus Amount would equal $69,230 ($150,000 / 52 weeks * 24 weeks).

Goals and Objectives:

1)	Develop a Strategy and Execution Plan for the Company:

The Executive will present for approval, to the Company’s Board, a detailed plan, with action steps, timelines, and milestones. Board approval of such plan shall be in place within 90-days from the Executive’s hire date.

2)	Stabilize the Company’s existing businesses:

Criteria used as success measurements for this objective will include billable headcount growth and sequential profitability improvements, starting with fourth quarter 2009 results.

3)	Revamp the Company’s Sales Engine:

Upon approval by the Board of the Plan referenced above; the Executive and the Board will jointly establish criteria to be used as a success measurement for this objective. The criteria will be determined on or before September 30, 2009 and will be used to evaluate progress during the fourth quarter of 2009.

4)	Successful Acquisition Activity:

During 2009, the Executive needs to complete at least one acquisition, that is consistent with the Company’s growth strategy and conforms to the acquisition terms approved by the Board; and such acquired company(s) needs to be successfully integrated with Mastech.

Weights & Payout Methodology:

Weights:

Bonus dollars will be tied equally to each of the four objectives listed above. Thus, 25% of the 2009 target Bonus Amount will be assigned to each objective.

Payout Methodology:

Upon the completion of 2009, the Board of Directors (or its designee) and the Executive will evaluate the successes related to each of the four objectives. Based on this evaluation a letter grade (A, B, C, D) will be assigned and the bonus payout will be made as follows: A = 100% payout B = 67% payout C = 33% payout D = 0% payout

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